Stellar Biotechnologies Named as a 2016 California Small Business of the Year

PORT HUENEME, CA -- (Marketwired - May 25, 2016) - Stellar Biotechnologies, Inc. ("Stellar" or "Company") (NASDAQ: SBOT), the leader in sustainable manufacture of Keyhole Limpet Hemocyanin ("KLH"), announced that the Company will be recognized as a 2016 California Small Business of the Year in ceremonies today at the state capitol in Sacramento, California.

44th District Assembly Member Jacqui Irwin (D-Camarillo) will honor Stellar with the distinction during the California State Assembly's annual California Small Business Day, May 25, 2016.

"The Stellar team is proud of its contributions to ocean conservation and immunotherapy research, and our position as a biotechnology employer in the local Port Hueneme community," said Frank Oakes, President and Chief Executive Officer of Stellar Biotechnologies, Inc. "We thank the California State Assembly for today's recognition."

About Stellar Biotechnologies, Inc.:

Stellar Biotechnologies, Inc. (NASDAQ: SBOT) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an important immune-stimulating protein used in wide-ranging therapeutic and diagnostic markets. KLH is both an active pharmaceutical ingredient (API) in many new immunotherapies (targeting cancer, immune disorders, Alzheimer's and inflammatory diseases) as well as a finished product for measuring immune status. Stellar Biotechnologies is unique in its proprietary methods, facilities, and KLH technology. We are committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and developing KLH-based active immunotherapies.

Visit www.stellarbiotech.com and the KLH knowledge base www.klhsite.org.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not place undue reliance on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; availability of funds and resources; governmental regulations and the ability or failure to comply with governmental regulations; the timing of the Company's or its partners' anticipated results, including in connection with clinical trials; the ability to meet the goals of the Company's joint ventures and strategic partnerships; and other factors referenced in the Company's filings with securities regulators. For a discussion of further risks and uncertainties related to the Company's business, please refer to the Company's public company reports filed with the B.C. Securities Commission and the U.S. Securities and Exchange Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, the Company assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States.

Stellar Biotechnologies Company Contact:
Mark A. McPartland
Vice President of Corporate Development and Communications
Telephone: +1 (805) 488-2800 ext. 103
Email: markmcp@stellarbiotech.com
www.stellarbiotech.com